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Exhibit 10.40

April 19, 2001

Ms. Annette M. Jacobs
[Withheld]

Dear Annette:

This letter is intended to set forth the terms and conditions of an employment offer for you to work for Qwest Services Corporation in the position of Executive Vice President of Qwest and President, Wireless Markets reporting directly to Joe Nacchio. This position is based in Denver, Colorado.

        Base Salary.    $300,000 per annum

2.
Quarterly Bonus Plan. You will be eligible to participate in the Company Quarterly Executive Bonus Plan effective 2Q 2001. Your annual target bonus will be 100% of you annual base pay; accordingly, your target quarterly bonus will be 25% of your annual base pay. Your bonus will be guaranteed at 100% of target for 2Q 01 and 3Q 01.

3.
Equity Incentive Plan. You are entitled to participate in Qwest's Equity Incentive Plan. You will receive a non-qualified stock option grant of 300,000 shares on your date of employment with Qwest. These shares will vest at a rate of 20% a year over five years beginning with your first day of employment. The "strike" price of your shares will be the market-close price on the date that you accept this employment offer and return via fax or your start date, which ever is most favorable.

4.
Executive Benefits. You are entitled to executive benefits at the executive vice president level which includes financial counseling, a cash allowance for flex benefits, 35 days time off with pay per year and other supplemental benefits described in the attachment.

5.
Relocation. The Company will provide relocation for you and your family under our Tier 1 relocation policy for executives. A copy of this policy is provided in the attached package. Our relocation manager, Ms. Connie Blair at 303/965-6049, will coordinate your relocation.

6.
Non-Compete Agreement: In consideration of the benefits provided in this employment offer, including access to confidential information and trade secrets belonging to Qwest during the course of your employment, you agree to the non-compete, non-solicitation and non-disclosure provisions set forth in the attachment.

7.
Termination. If your employment is terminated by Qwest for reasons other than Cause, or by you for Good Reason following a Change of Control, then, in addition to any other compensation, benefits or remuneration to which you are entitled, the Company shall (1) pay you one year's base salary and one year's annual target bonus then in effect within thirty days of your termination date and (2) provide and pay for during the twelve (12) months following your termination date, COBRA benefits consisting of the same level of medical, dental, accident, disability and life insurance benefits for you and your dependents, upon substantially the same terms and conditions that existed prior to the termination of your employment. Further, in the event your employment is terminated by Qwest following a Change in Control, then any stock options which have been granted to you by the Qwest shall vest immediately.

Cause is defined as theft from the Company, conviction of a felony or other crime involving moral turpitude or the willful engagement of gross misconduct that is materially and demonstrably injurious to the Company. Good Reason is defined as (1) the diminution of your material responsibilities or authority; (2) the assignment to you of any duties inconsistent with your position, authority or material responsibilities; (3) the failure of the Company or any successor to make any payments due you or to comply with the material terms of this letter agreement or attachments; (4) any requirement by the Company for you to relocate, without consent, to perform your job duties. Change in Control is defined as set forth in the Equity Incentive Plan.

We would like you to begin work as soon as possible. Please call Ian Ziskin or me to coordinate your start date and/or to answer any questions that you may have about this information. Ian is at 303/992-2020. I am at 303/922-5943.

If the above terms and conditions are acceptable to you, please sign below and return a copy to me. My fax number is 303-992-1632.

Sincerely,

Debbie J. Colia
Vice President, Human Resources

I accept the above offer:

/s/ ANNETTE M. JACOBS Annette M. Jacobs	[Withheld] Date of Birth
[Withheld]
Social Security Number

Distribution to be made upon acceptance of job offer:

cc:
D.Colia/Personnel File
K.Berman/Executive Benefits
J. Giampieri/Deferred Compensation Plan

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  Exhibit 10.40